UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES

EXCHANGE ACT OF 1934

RCM TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

NV	95-1480559
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2500 McClellan Avenue, Suite 350

Pennsauken, NJ  08109-4613

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates:                   None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:                           None

Item 1.   Description of Registrant’s Securities to be Registered

On November 18, 2013, RCM Technologies, Inc. (the “Company”) entered into an Amendment (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of May 28, 2013 (the “Rights Agreement”) with American Stock Transfer & Trust Company, LLC, as Rights Agent.

The Amendment amends the Rights Agreement to change the “Final Expiration Date” of the Rights Agreement from January 29, 2014 to November 18, 2013.  The Amendment had the effect of terminating the Rights Agreement as of November 18, 2013.

The Amendment is attached hereto as Exhibit 4.1. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment.

Item 2.   Exhibits

Exhibit No.	Exhibit Description

4.1

Amendment to Amended and Restated Rights Agreement, dated as of November 18, 2013, between RCM Technologies, Inc. and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed November 18, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RCM TECHNOLOGIES, INC.

Date: November 18, 2013	By:	/s/ Kevin D. Miller
		Name:	Kevin D. Miller
		Title:	Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Exhibit Description

4.1

Amendment to Amended and Restated Rights Agreement, dated as of November 18, 2013, between RCM Technologies, Inc. and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed November 18, 2013).